UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to Rule 13d-2(b)

(Amendment No. )*

Elevate Credit, Inc.
(Name of Issuer)

Common Stock, $0.0004 par value
(Title of Class of Securities)

28621V101
(CUSIP Number)

April 11, 2017
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)
☒   Rule 13d-1(c)
☐   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Specialty Lending Investments Intermediate, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,012,000 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,012,000 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,012,000 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (1)
12.	TYPE OF REPORTING PERSON* PN

(1) As of the date of this filing, based on 41,693,473 outstanding shares of the Common Stock of Issuer as of April 11, 2017.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Special Opportunities Fund III Onshore, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 920,000 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 920,000 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 920,000 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (2)
12.	TYPE OF REPORTING PERSON* PN

(2) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Onshore Specialty Finance Fund II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 179,400 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 179,400 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,400 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (3)
12.	TYPE OF REPORTING PERSON* PN

(3) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Specialty Lending Fund (NE), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 188,600 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 188,600 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 188,600 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5% (4)
12.	TYPE OF REPORTING PERSON* PN

(4) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Specialty Lending Investments Intermediate GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,012,000 shares (5)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,012,000 shares (5)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,012,000 shares (5)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 2.4% (6)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12.	TYPE OF REPORTING PERSON* OO

(5) Consists of shares of Common Stock of Issuer held by VPC Specialty Lending Investments Intermediate, L.P., of which VPC Specialty Lending Investments Intermediate GP, LLC is the general partner.

(6) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Special Opportunities Fund III GP, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 920 ,000 shares (7)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 920 ,000 shares (7)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 920 ,000 shares (7)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (8)
12.	TYPE OF REPORTING PERSON* PN

(7) Consists of shares of Common Stock of Issuer held by VPC Special Opportunities Fund III Onshore, L.P., of which VPC Special Opportunities Fund III GP, LP is the general partner.

(8) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS VPC Specialty Finance Fund GP II, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 179 ,400 shares (9)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 179 ,400 shares (9)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179 ,400 shares (9)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (10)
12.	TYPE OF REPORTING PERSON* PN

(9) Consists of shares of Common Stock of Issuer held by VPC Onshore Specialty Finance Fund II, L.P., of which VPC Specialty Finance Fund GP II, LP is the general partner.

(10) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Next Edge Specialty Finance Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 188,600 shares (11)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 188,600 shares (11)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 188,600 shares (11)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5% (12)
12.	TYPE OF REPORTING PERSON* CO

(11) Consists of shares of Common Stock of Issuer held by VPC Specialty Lending Fund (NE), L.P., of which Next Edge Specialty Finance Corp. is the general partner.

(12) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Victory Park Capital Advisors, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,300,000 shares (13)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,300,000 shares (13)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,300,000 shares (13)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (14)
12.	TYPE OF REPORTING PERSON* OO

(13) Consists of shares of Common Stock of Issuer held by VPC Specialty Lending Investments Intermediate, L.P., VPC Special Opportunities Fund III Onshore, L.P., VPC Onshore Specialty Finance Fund II, L.P., and VPC Specialty Lending Fund (NE), L.P. (the “Funds”), of which Victory Park Capital Advisors, LLC is the investment manager.

(14) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Jacob Capital, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,300,000 shares (15)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,300,000 shares (15)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,300,000 shares (15)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (16)
12.	TYPE OF REPORTING PERSON* OO

(15) Consists of shares of Common Stock of Issuer held by the Funds. Jacob Capital L.L.C. serves as the manager of Victory Park Capital Advisors, LLC, which is the investment manager of each of the Funds.

(16) See footnote (1) above.

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Richard Levy
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,300,000 shares (17)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,300,000 shares (17)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,300,000 shares (17)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (18)
12.	TYPE OF REPORTING PERSON* IN

(17) Consists of shares of Common Stock of Issuer held by the Funds. Richard Levy is the sole member of Jacob Capital, L.L.C., which is the manager of Victory Park Capital Advisors, LLC, which is the investment manager of each of the Funds.

(18) See footnote (1) above.

Item 1(a).	Name of Issuer:

Elevate Credit, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

4150 International Plaza, Suite 300 Fort Worth, Texas 76109

Item 2(a).	Name of Person Filing:

VPC Specialty Lending Investments Intermediate, L.P.

VPC Special Opportunities Fund III Onshore, L.P.

VPC Onshore Specialty Finance Fund II, L.P.

VPC Specialty Lending Fund (NE), L.P.

VPC Specialty Lending Investments Intermediate GP, LLC

VPC Special Opportunities Fund III GP, LP

VPC Specialty Finance Fund GP II, LP

Next Edge Specialty Finance Corp.

Victory Park Capital Advisors, LLC

Jacob Capital, L.L.C.

Richard Levy

Item 2(b).	Address of Principal Business Office, or if None, Residence:

All Reporting Persons other than Next Edge Specialty Finance Corp.:

227 West Monroe Street, Suite 3900

Chicago, Illinois 60606

Next Edge Specialty Finance Corp.:

1 Toronto Street, Suite 200

Toronto, Ontario

Canada
M5C 2V6

Item 2(c).	Citizenship:

VPC Specialty Lending Investments Intermediate, L.P. – Delaware

VPC Special Opportunities Fund III Onshore, L.P. – Delaware

VPC Onshore Specialty Finance Fund II, L.P. – Delaware

VPC Specialty Lending Fund (NE), L.P. – Cayman Islands

VPC Specialty Lending Investments Intermediate GP, LLC – Delaware

VPC Special Opportunities Fund III GP, LP – Delaware

VPC Specialty Finance Fund GP II, LP – Delaware

Next Edge Specialty Finance Corp. – Canada

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

28621V101

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________

Item 4.	Ownership***.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

VPC Specialty Lending Investments Intermediate, L.P. – 1,012,000 shares

VPC Special Opportunities Fund III Onshore, L.P. – 920,000 shares

VPC Onshore Specialty Finance Fund II, L.P. – 179,400 shares

VPC Specialty Lending Fund (NE), L.P. – 188,600 shares

VPC Specialty Lending Investments Intermediate GP, LLC – 1,012,000 shares

VPC Special Opportunities Fund III GP, LP – 920,000 shares

VPC Specialty Finance Fund GP II, LP – 179,400 shares

Next Edge Specialty Finance Corp. – 188,600 shares

Victory Park Capital Advisors, LLC – 2,300,000 shares

Jacob Capital, L.L.C. – 2,300,000 shares

Richard Levy – 2,300,000 shares

(b)	Percent of class:

VPC Specialty Lending Investments Intermediate, L.P. – 2.4%

VPC Special Opportunities Fund III Onshore, L.P. – 2.2%

VPC Onshore Specialty Finance Fund II, L.P. – 0.4%

VPC Specialty Lending Fund (NE), L.P. – 0.5%

VPC Specialty Lending Investments Intermediate GP, LLC – 2.4%

VPC Special Opportunities Fund III GP, LP – 2.2%

VPC Specialty Finance Fund GP II, LP – 0.4%

Next Edge Specialty Finance Corp. – 0.5%

Victory Park Capital Advisors, LLC – 5.5%

Jacob Capital, L.L.C. – 5.5%

Richard Levy – 5.5%

Beneficial ownership percentages are as of the date of this filing, based on 41,693,473 outstanding shares of the Common Stock of Issuer as of April 11, 2017.

(c)	Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote:	All Reporting Persons 0

(ii) Shared power to vote or to direct the vote:

VPC Specialty Lending Investments Intermediate, L.P. – 1,012,000 shares

VPC Special Opportunities Fund III Onshore, L.P. – 920,000 shares

VPC Onshore Specialty Finance Fund II, L.P. – 179,400 shares

VPC Specialty Lending Fund (NE), L.P. – 188,600 shares

VPC Specialty Lending Investments Intermediate GP, LLC – 1,012,000 shares

VPC Special Opportunities Fund III GP, LP – 920,000 shares

VPC Specialty Finance Fund GP II, LP – 179,400 shares

Next Edge Specialty Finance Corp. – 188,600 shares

Victory Park Capital Advisors, LLC – 2,300,000 shares

Jacob Capital, L.L.C. – 2,300,000 shares

Richard Levy – 2,300,000 shares

(iii)	Sole power to dispose or to direct the disposition of:	All Reporting Persons - 0

(iv)	Shared power to dispose or to direct the disposition of:

VPC Specialty Lending Investments Intermediate, L.P. – 1,012,000 shares

VPC Special Opportunities Fund III Onshore, L.P. – 920,000 shares

VPC Onshore Specialty Finance Fund II, L.P. – 179,400 shares

VPC Specialty Lending Fund (NE), L.P. – 188,600 shares

VPC Specialty Lending Investments Intermediate GP, LLC – 1,012,000 shares

VPC Special Opportunities Fund III GP, LP – 920,000 shares

VPC Specialty Finance Fund GP II, LP – 179,400 shares

Next Edge Specialty Finance Corp. – 188,600 shares

Victory Park Capital Advisors, LLC – 2,300,000 shares

Jacob Capital, L.L.C. – 2,300,000 share

Richard Levy – 2,300,000 shares

***See footnotes on cover pages which are incorporated by reference herein.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See Exhibit B

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VPC SPECIALTY LENDING INVESTMENTS INTERMEDIATE, L.P.

By: VPC Specialty Lending Investments Intermediate GP, LLC

Its: General Partner

By: Victory Park Management, LLC

Its: Manager

By: /s/ Scott Zemnick

Scott Zemnick, Manager

VPC SPECIAL OPPORTUNITIES FUND III ONSHORE, L.P.

By: VPC Special Opportunities Fund III GP, LP

Its: General Partner

By: VPC Special Opportunities Fund III UGP, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

VPC ONSHORE SPECIALTY FINANCE FUND II, L.P.

By: VPC Specialty Finance Fund GP II, LP

Its: General Partner

By: VPC Specialty Finance Fund UGP II, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

VPC SPECIALTY LENDING FUND (NE), L.P.

By: Next Edge Specialty Finance Corp.

Its: General Partner

By: /s/ Toreigh Stuart

Toreigh Stuart, Director

VPC SPECIALTY LENDING INVESTMENTS INTERMEDIATE GP, LLC

By: Victory Park Management, LLC

Its: Manager

By: /s/ Scott Zemnick

Scott Zemnick, Manager

VPC SPECIAL OPPORTUNITIES FUND III GP, LP

By: VPC Special Opportunities Fund III UGP, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

VPC SPECIALTY FINANCE FUND GP II, LP

By: VPC Specialty Finance Fund UGP II, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

NEXT EDGE SPECIALTY FINANCE CORP.

By: /s/ Toreigh Stuart

Toreigh Stuart, Director

VICTORY PARK CAPITAL ADVISORS, LLC

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

JACOB CAPITAL, L.L.C.

By: /s/ Richard Levy

Richard Levy, Sole Member

/s/ Richard Levy

RICHARD LEVY

Exhibit List

Exhibit A. Joint Filing Agreement.

Exhibit B. Item 8 Statement.

Exhibit A

Joint Filing Agreement

The undersigned hereby agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Elevate Credit, Inc. shall be filed on behalf of each of the undersigned pursuant to, and in accordance with, the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

VPC SPECIALTY LENDING INVESTMENTS INTERMEDIATE, L.P.

By: VPC Specialty Lending Investments Intermediate GP, LLC

Its: General Partner

By: Victory Park Management, LLC

Its: Manager

By: /s/ Scott Zemnick

Scott Zemnick, Manager

VPC SPECIAL OPPORTUNITIES FUND III ONSHORE, L.P.

By: VPC Special Opportunities Fund III GP, LP

Its: General Partner

By: VPC Special Opportunities Fund III UGP, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

VPC ONSHORE SPECIALTY FINANCE FUND II, L.P.

By: VPC Specialty Finance Fund GP II, LP

Its: General Partner

By: VPC Specialty Finance Fund UGP II, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

VPC SPECIALTY LENDING FUND (NE), L.P.

By: Next Edge Specialty Finance Corp.

Its: General Partner

By: /s/ Toreigh Stuart

Toreigh Stuart, Director

VPC SPECIALTY LENDING INVESTMENTS INTERMEDIATE GP, LLC

By: Victory Park Management, LLC

Its: Manager

By: /s/ Scott Zemnick

Scott Zemnick, Manager

VPC SPECIAL OPPORTUNITIES FUND III GP, LP

By: VPC Special Opportunities Fund III UGP, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

VPC SPECIALTY FINANCE FUND GP II, LP

By: VPC Specialty Finance Fund UGP II, LLC

Its: General Partner

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

NEXT EDGE SPECIALTY FINANCE CORP.

By: /s/ Toreigh Stuart

Toreigh Stuart, Director

VICTORY PARK CAPITAL ADVISORS, LLC

By: /s/ Scott Zemnick

Scott Zemnick, General Counsel

JACOB CAPITAL, L.L.C.

By: /s/ Richard Levy

Richard Levy, Sole Member

/s/ Richard Levy

RICHARD LEVY

Exhibit B

Item 8 Statement

Due to the relationships amongst them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

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